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                      SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.



                                    FORM 8-K

                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): July 27, 2001



                                EEX CORPORATION
             (Exact name of Registrant as specified in its charter)



          Texas                       1-12905                  75-2421863
(State or other jurisdiction   (Commission File Number)    (I.R.S. Employer
      incorporation)                                      Identification No.)


2500 Citywest Boulevard, Suite 1400, Houston, Texas              77042
(Address of principal executive offices)                       (Zip Code)


Registrant's telephone number, including Area Code  (713)243-3100
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ITEM 5.  Other Events

       Set forth below is the text of a News Release issued by EEX Corporation on July 27, 2001:

EEX DISCUSSES SECOND QUARTER RESULTS AND OPERATIONS IN CONFERENCE CALL
----------------------------------------------------------------------

       HOUSTON, TEXAS (July 27, 2001) -- In a conference call yesterday, Tom Hamilton, Chairman and President, Chief Executive Officer, Richard Langdon, Executive Vice President and Chief Financial Officer, and David Henderson, Executive Vice President and Chief Operating Officer of EEX Corporation (NYSE:
EEX) discussed the second quarter's results and current operations.

Financial Results

       Mr. Langdon discussed the financial results for the second quarter and half-year announced in an earnings news release issued before the conference call.

       He discussed the purchase of the equity portion of the capital lease described in the earlier news release and the Company's outstanding debt. At the end of the quarter, debt outstanding under EEX's revolving credit agreement totaled $207 million. In addition, the Company has $143 million in long-term debt formerly classified as capital lease debt, and $70 million due under its forward gas sales obligation relating to the Tesoro acquisition. The unused availability under the revolving credit agreement was approximately $100 million at June 30.

       In response to questions, Mr. Langdon said that the Company is continuing to pursue options to simplify the Company's capital structure. At present, the Company is considering options to restructure its debt, and expects to complete such a restructuring by the end of this year. The Company is not contemplating issuing new equity at present.

       For the second half of 2001, about 77% of EEX's natural gas production is hedged at a weighted average price ranging from $3.00 to a little over $3.50 per Mcf, including volumes from the forward gas sales obligation, collars and a small amount of swaps. No crude is hedged at this time as most of the Company's crude production comes from the Mudi Field in Indonesia, which is naturally hedged due to the structure of the Production Sharing Agreement. During the quarter, EEX entered into new swaps for the second half of 2001 and 2002 totaling 14 billion cubic feet at a weighted average price of approximately $4.40 per Mcf. Slightly less than 50% of the Company's anticipated 2002 natural gas production is hedged at a weighted average price ranging between $3.40 to $3.60 per Mcf, including 11 billion cubic feet recently hedged at a weighted average price of $4.37. Under FASB 133, the mark to market on EEX's financial hedge position at the end of the second quarter increased shareholder's equity by $14 million.

       Capital expenditures totaled $60 million during the second quarter, including $14 million of the cost of the lease buyout credited to the infrastructure book value and $10 million to fulfill the remainder of EEX's Encogen obligation. The Encogen obligation has now been fully met at a cost

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over the last several years of roughly $80 million.  Capital expenditures for the remainder of 2001 are currently estimated to be $60 million.

Operations Update

       Mr. Henderson gave callers an update on operations.

       The Company's offshore Gulf of Mexico program is progressing and moving towards commerciality. The Arctic I rig is drilling the Llano No. 4 appraisal well. EEX anticipates results from the well during October. As previously announced, EEX transferred operatorship of the Llano Field in Garden Banks Blocks 385 and 386 to Enterprise last May. Enterprise has formed a development project team, and studies focused on a range of development options are underway. One of these studies will evaluate the Enserch Garden Banks floating production system for use in Llano development. EEX anticipates a development decision during the first half of 2002.

       In addition to the evaluation of the floating production system for use at Llano, EEX and its co-owner, ExxonMobil, continue to seek both in-house and third party projects for this asset.

       International efforts are focused primarily in Indonesia in the Tuban Contract area of East Java where the Mudi Field averaged approximately 11,500 barrels of oil during the quarter, from which EEX nets 50% or roughly 5,700 barrels of oil per day. An exploratory well at Sukowati is in progress and results are expected within the next few weeks.

       The onshore business continues the strong performance exhibited last year. Of 31 wells drilled year-to-date, 25 have been productive (24 of 29 development wells and 1 of 2 exploratory wells), yielding an 81% success rate. At the end of the quarter, EEX had 18 wells drilling or completing. EEX anticipates that 70-80 onshore wells will be drilled this year. Average production for the second quarter was 124 million cubic feet of natural gas equivalent per day. The estimated average daily production at the end of the quarter was 138 million cubic feet of natural gas equivalent. Management anticipates to exit the year at rates approximately 5% higher than the second quarter exit rate.

       In Val Verde Basin (Val Verde and Edwards Counties, Texas), EEX completed a new pipeline and brought Langtry Field onstream during the second quarter.
The field is currently producing 50 million cubic feet of natural gas equivalent per day from 9 wells (EEX net 18 million cubic feet of natural gas equivalent per day). Some individual wells are producing up to 12 million cubic feet of natural gas equivalent per day. The company plans to have 2 rigs drilling in the field through September.

Concluding Remarks

       Mr. Hamilton gave callers a summary and concluding remarks. He commented on the end of the long-standing obligation to supply gas to Encogen. That obligation has been a burden on the Company's capital program.

     Commenting on the offshore deepwater, Mr. Hamilton confirmed management's opinion that EEX is in the right play and that there is

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substantial value in EEX's holdings. Mr. Hamilton added, "We have a very profitable and fast growing onshore business with tremendous option value in both the shallow and deepwater areas of the Gulf of Mexico. We must get that option value unlocked and make it obvious to the market. We are working to do that."

     The conference call was recorded and an archived version is available on EEX's Website (www.eex.com) for those persons interested in listening to the entire discussion.

     EEX Corporation is an oil and natural gas exploration and production company with activities currently focused in Texas, the Gulf of Mexico and Indonesia.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       EEX Corporation

                                   By: /s/ Richard L. Edmonson
                                       ------------------------
                                        Richard L. Edmonson
                                        Senior Vice President, General
                                        Counsel and Secretary


Date: August 1, 2001

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